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                                                                    EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


NETsilicon, Inc.
Waltham, Massachusetts

     We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated February 26, 1999 (except for note I (ii) and (iii) as to which the date is June 30, 1999) on the financial statements of NETsilicon, Inc. (the 'Company'), as of January 31, 1998 and 1999, and for each of the three years in the period then ended. We also consent to the references to us under the headings 'Selected Financial Data' and 'Experts' in the Prospectus which are part of such Registration Statement.

                                          BDO SEIDMAN, LLP


Boston, Massachusetts
August 30, 1999